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                                                                    EXHIBIT B
                      WATERHOUSE INVESTOR SERVICES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                                                                   Six Months
                                            Fiscal Years Ended August 31,                             Ended
                                  ---------------------------------------------------------------     Feb 28,
                                    1990         1991          1992          1993         1994         1995
                                 ----------   ----------   -----------   -----------   ----------   -----------
Earnings Before Taxes On Income    $2,506,460   $5,689,134   $15,163,052   $25,791,806  $28,009,177   $13,269,101
                                   ----------   ----------   -----------   -----------  -----------   -----------
Fixed Charges:
      Interest                      2,190,386    1,388,577     1,958,817     3,043,570    5,791,799     4,603,915
      Interest Factor in Rent         418,695      418,685       618,012       899,371    1,206,530       674,981
                                    ---------    ---------     ---------     ---------    ---------     ---------
      Total Fixed Charges           2,609,081    1,807,262     2,576,829     3,942,941    6,998,329     5,278,896
                                    ---------    ---------     ---------     ---------    ---------     ---------
Earnings Before Taxes On Income
  and Fixed Charges                $5,115,541   $7,496,396   $17,739,881   $29,734,747  $35,007,506   $18,547,997
                                   ==========   ==========   ===========   ===========  ===========   ===========
Ratio Of Earnings to Fixed Charges     1.96         4.15          6.88          7.54         5.00          3.51

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